The Gabelli Small cap Growth Fund
Section 10f-3 Transactions

The following securities were purchased pursuant to Rule 10f-3 and all requirements of the Affiliated Underwriting Procedures of the Fund. A folder documenting such compliance for each transaction is available for inspection by Board Members.

TRADE DATE: 10/17/02
ISSUE: Gray Television, Inc.
SHARES: 210,000
PRICE: $8.25
AMOUNT: $1,732,500
SPREAD AMOUNT: 0.495
SPREAD %:  6%
FUND'S % OF ISSUE: 0.7%
% OF ISSUE FOR ALL GABELLI FUNDS: 1.333%
BROKER: Merrill Lynch/Deutsche Bank
ISSUES WITHIN 90 DAYS: 3
REASON:  (1),(2)

The purchases listed above meet the following requirements of 10f-3
....Part of an issue registered under the Securities Act of 1933.
....Purchased at not more than the offering price.
....Offered pursuant to a firm commitment underwriting.
....The issuer has been in continuous operation for at least 3 years.

All other requirements are presented in the table above

Reason Key
(1) Does not exceed 125% of the mean offering spread of 3 comparable issues underwritten in the last 90 days.

(2) Does not exceed 110% of the underwriting spread of 3 comparable issues underwritten in the last 90 days.

Note: If 3 comparable issues are not available within 90 days, a one year window is used.

UNDERWRITERS FOR GRAY TELEVISION, INC.:
Deutsche Bank Securities Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Bear, Stearns & Co. Inc.
Allen & Company LLC
Wachovia Securities, Inc.
SunTrust Capital Markets, Inc.
Gabelli & Company, Inc.
The Shemano Group